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                                                                    EXHIBIT 4.28

                              COOPERATION AGREEMENT

                                       ON

                             MONTERNET WAP SERVICES

     Party A: China Mobile Telecommunications Group Corporation

     Party B: Beijing AirInBox Information Technologies Co., Ltd.

     According to the principal of equality and mutual benefits, through friendly negotiation, both parties agree to build up a cooperation relationship with each other. In order to regulate the rights and obligations between two parties, this Agreement is established. This Agreement is effective and binding upon both parties.

     1.   Cooperation Principles

     Based on the common interests and the mutual benefits, in the field of mobile data WAP services, both parties shall perform this Agreement in good faith and cooperate another party's task.

     2.   Cooperation Projects

     Party A, as the network operator, shall provide the platform for MMS and communications services, and also provide to Party B the standards for Monternet
(TM) WAP service and technical standards for interfacing; Party B, as the service provider, shall develop and provide application content services in accordance with the standards provided by Party A. Party B may connect to Party A's MMS platform to provide WAP service, subject to Party A's testing and approval., viz. http://wap.monternet.com.

     3.   Obligation

     (1) Party A's obligation

     (a) Party A shall take advantage of the media it controls to promote and advertise the main site of Monternet as to attract the consumer to log on this site.

     (b) Party A shall provide Party B with the Monternet WAP services criteria and the technical interface standards to insure Party B may successfully connect to the main site of Monternet.

     (c) Upon the requirement from Party B, Party A shall provide the necessary training for Party B.

     (d) Considering the WAP system firewall of Party A and the interface of Party B as the boundary, Party A shall be responsible for all the equipment's maintenance at its side and insure the daily services of these equipment.

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     (e) Party A shall provide the services supplied by Party B and tested by
Party A itself on the Monternet WAP main site.

     (f) Party A shall be responsible for the daily maintenance of the WAP network platform and the equipment technical troubles caused by Party A to insure the appliance services can run normally.

     (g) Party A shall provide the network interface service services for Party B without any charges, and assist Party B to connect the application services with the WAP network platform.

     (h) Party A shall be responsible to establish the criteria and standards for the WAP operation, notice Party B the criteria and standards entirely and without diverges, and furnish a responsible period to Party B to realize these criteria and standards.

     (i) Party A shall be responsible for the user's register, logon, authentication, and right appraisal, and shall response the relevant data to Party B.

     (j) Party A shall be responsible to calculate the visit amount, and upon the demand of Party B shall provide the relevant visit data for Party B.

     (k) Respect to the services Party B provides on the Monternet main site, Party A shall, according to the calculation materials provided by Party B, charge Party A's customers information fees who enjoy Party B's services, and pursuant to Article 6 pay Party B the relevant money.

     (l) Party A shall be responsible to provide the consultant and customers services, to treat the customers' complaints, and shall immediately solve the problems caused by Party A with regard to the network, net gate, and the operation platform, meanwhile, Party A shall notice the relevant situations to Party B to request Party B to treat it as soon as possible if the problems are caused by Party B.

     (2) Party B's Obligation

     (a) Party B shall take advantage of its controlled media (including web sites, WAP sites, plane, TV, and etc.) to assist China Mobile to introduce the WAP main site of Monternet (wap.monternet.com) and the relevant application services in order that more customers to log on this site to enjoy this service. After the written confirm of Party A, Party B may make use of Party A's company name or service name to advertise the Monternet WAP services. Without the written authorization of Party A, Party B shall not advertise the WAP services foreign to the Monternet in the name of "China Mobile" and "Mobile Monternet".

     (b) Party B shall, in accordance to the project to both parties, furnish the WAP application sever, application software, information resources, special data line, and the


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other necessary equipment, and insure these equipment to run normally as Party A required.

     (c) Party B shall actively assist Party A to test the interface, insure to connect to the Mobile Monternet WAP main site in accordance with the Monternet WAP services criteria and the technical interface standards provided by Party A.

     (d) Considering the WAP system firewall of Party A and the interface of Party B as the boundary, Party B shall be responsible for all the equipments maintenance at its side and insure the daily services of these equipment.

     (e) The network performance capability provided by Party B shall reach the standards as follows, which shall be tested and recorded by Party A

          (i) the successful link ratio in traffic time shall not be less than 98%,

          (ii) the network delay (indicating to the delay pinging from the WTBS to the SP server) shall not be higher than 100ms,

          (iii) the response delay (indicating to the delay from when the WTBS sends out its service request to when the WTBS responses the receipt of the services) shall not be higher than 500ms.

     (f) Party B shall immediately solve the application service problems caused by Party B and take any necessary measures to insure that there be no similar problems occurring anymore. And Party B shall indemnify the damages of Party A or the customers thereof caused by Party B.

     (g) Party B shall be responsible to negotiate with and subscribe the business agreement with the direct provider of the application services content. Party B guarantees the information and the services provided will not violate the related policies and regulations of P.R.C., and will not infringe the consumers' interests and the third party's intellectual properties. With regards to the information services, which shall be renewed, Party B shall be responsible for the contents exam and its setting out on the website and shall bear legal responsibility. If any lawsuit is brought regarding these matters, Party B shall be accordingly liable.

     (h) Party B shall assure its customers may smoothly use any services provided on the Mobile Monternet WAP main site by Party A. Unless receive the acknowledgement from Party A, Party B shall not ask for the users, who log on the Mobile Monternet WAP main site, to register or to qualify, and shall not ask the users to register on the site except for Mobile Monternet WAP main site.

     (i) Party B shall insure that the provided contents be in compliance with law, will not infringe upon the third parties' lawful rights and be updated timely.


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     (j) Party B shall not unilaterally supply any other service, which does not ratified by Party A, through the WAP site, without the written consent of Party
A.

     (k) The application contents Party B provides for Party A, no matter what the carrier of these application services is, shall not be supplied to the other communication operator or WAP sites, or else Party A has its right to terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

     (l) Party B shall not provide its own toll service on its own WAP site, or else Party A may terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

     (m) If, prior to the cooperation with Party A, Party B has supplied its own service on the site of its own or, of Party A's branch companies in provinces, Party B shall terminates such services principle. Party B may add a Mobile Monternet link in the place of the original service. Or else, Party A may terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

     (n) Party B shall add a link of Mobile Monternet WAP main site's homepage (http://wap.monternet.com) on its own WAP site, and recommend users to use the application services on the Mobile Monternet WAP main site.

     (o) Party B may select to provide national services on the Mobile Monternet WAP main site or local services on the province branch companies' WAP site; however, with respect to services of the same kind, Party B only can select one of these two options, which means the local services shall not be re-provided in the local services; the services provided for provinces shall not be overlapped, and Party B shall not provide WAP connecting services in several provinces in order to reach the aim of nation-wide service, or else Party B's nation-wide services will be terminated.

     (p) Without the written consent of Party A, the brand or the brand logo of Party B shall not appear in the application services provided by Party B on the Party A's WAP website, and the logo of Mobile Monternet shall be used.

     (q) Any redirection to the third party's or Party B's URL address links shall not appear in the services provided by Party B on the Party A's WAP website; and all the services shall add a link to the homepage of Monternet (http://wap.monternet.com).

     (r) Party B shall clearly and without diverges furnish to Party A any materials that business income calculation needs, shall take all economic and legal responsibilities.

     (s) Party B shall hold the Business License of Operating Trans-regional Value Added Telecommunication Service issued by the Ministry of Information Industry of the People's Republic of China. Party B shall comply with all the requirements specified by said license. The scope of service provided by Party B shall also be consistent with the duration and geographical coverage prescribed under the said license.


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     4.   Both Parties' Rights

     (1) Rights of Party A

     (a) If administrative organizations adjust policies, Party A is entitled to so inform Party B and make the adjustment according to the policy requirements of the administrative organizations.

     (b) Party A has right to inspect by itself or by the authorized third party the content and the information Party B provided, and to exam whether or not the content is timely.

     (c) Party A may refuse to release, delete the information which contains the inappropriate content in violation with the statues, regulations, policies of P.R.C. If any economic damages to Party A or any impairment of the goodwill to Party A occur, Party A may ask for Party B to compensate.

     (d) Party A is entitled to modify, amend, or delete the content which it considers be modified, amended, or deleted.

     (e) Party A has its right to establish the standards to exam the application services provided by Party B, and upon such standards to estimate the services Party B provided. With respect to the application services that disqualified for continuously 3 months, Party A may ask Party B to adjust or modify the related services, if the services still cannot reach the requirement of Party A after such adjustment and modification, the services qualification of Party B shall be canceled.

     (f) Party A has the right to determine the order of application services on the WAP main site of Party A provided by Party B.

     (g) Party A is entitled to guide or inspect Party A's fee criteria.

     (h) Party A shall have the right to obtain its reasonable revenues. (For details regarding revenue sharing, please see Article 6 of this Agreement)

     (2) Rights of Party B

     (a) Party B may select to provide national services on the Mobile Monternet WAP main site or local services on the local branch companies' WAP site; if nation-wide service, Party B may make an application to Party A; if local services, Party B may make an application to the local branch of Party A. However, the fee settlement of the local services is not provided by Party A but is made by the sole agreement with the local branch company.

     (b) Under the guidance of Party A, Party B is entitled to determine the fee standards and whether the provided services shall be charged.


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     (c) Party B is entitled to obtain the statistics arising from the user's visit to the provided information and the application data.

     (d) Without the written consent of Party B, Party A shall not transfer, announce, or re-sell the product information of Party B to any third party.

     (e) Party B has its right to acquire a reasonable part of revenue of the service (the allocation of the revenue refers to Article 6 this Agreement).

     (f) If the statistics from Party B and that form Party A is different far away, Party B may ask Party A to furnish the statistics in detail to check.

     5.   Confidentiality

     (1) Both parties shall undertake to maintain in confidence and not to disclose to any third party any of the business secrets of the other party in any way. For the purpose of this Agreement, the business secrets herein refer to the relevant data, price, quantity, and technology projects, specific contents of this Agreement and other materials or information in relation to the business of the other party, which are disclosed by one party to the other party (including its parent company, subsidiary companies, shareholding companies and branch companies).

     (2) All the materials and information disclosed by one party to the other party shall belong to confidential information. Either party shall not disclose to any third party the above confidential information received from the other party, or use it on the matters other than provided under this Agreement.

     (3) Any person of either party who embarks on the cooperative matters under this Agreement, or knows or learns of the above confidential information (including but not limited to each of party's employees, representatives, agents and consultants, etc.) shall undertake the same confidentiality obligations as set forth herein.

     (4) The term of confidentiality shall extend for a period of one year from the date of expiration or termination of this Agreement.

     6.   Revenue Sharing and Fee Settlement

     (1) Party and Party B cooperate to provide WAP service to Party A's customers, and both parties are entitled to reasonable revenue. The settlement shall be counted according to the statistics from Party A's charging system.

     (2) This fee settlement is limited to the services provided by Party B on the WAP main site of Party A, not including the local services provided by Party B in the local area of party B.

     (3) The communication fee arising from the customers for their use of WAP service on the network of Party A shall be possessed by Party A.

     (4) The term of fee settlement shall be started from the beginning of this project and ended when this agreement is expired or terminated.


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     (5) Party A shall, through its network-wide fee-calculation service system, figure out the information fee receivable from its customers for use of Party
B's services, 15% of which shall be taken by Party A, while the remaining 85% shall be paid to Party B.

     (6) Party A shall notify Party B of the income last month before 20th day of every month (deducting the information fee receivable by Party A). Party B shall make out an "service" invoice to Party A in accordance with such income.

     (7) After receipt of the invoice, Party A shall remit the fee receivable by Party B to its appointed bank account within 8 working days, pursuant to information provided by Party B.

     (8) Party A and Party B shall pay taxes arising out of the WAP service revenue respectively.

     (9) Fee settlement is depending upon Party A's calculating system. If Party B dissents to the calculation result, Party A may supply the detail communication list to Party B and assist Party B to exam the reasons of problems, however, the fee settlement of this month will not be adjusted.

     (10) Party B shall provide Party A with its accurate bank account and related information:

Name of Beneficiary: Beijing AirInBox Information Technologies Co., Ltd

Opening Bank: Beijing Capital Stadium Branch, Industrial and Commercial Bank of China

Account No.: 0200053719200031688

     7.   Force Majeure

     (1) If any party cannot perform this Agreement because of the impact of force majeure events such as wars, serious fires, floods, typhoon, earthquakes, and so on, the term of performance shall be extended. The extended term shall be equal to the period during which the impact of force majeure lasts.

     (2) Force majeure refers to objective incidents, which are unforeseeable at the time of making this Agreement, and whose occurrence and consequence are unavoidable or insurmountable. Upon the occurrence of force majeure, the party suffering therefrom shall so notify the other party as soon as practicable by telegraph, facsimile or telex, and shall, by express or registered mails, send a certificate of force majeure issued by the relevant authorities to the other party for confirmation within two weeks since the occurrence of force majeure.

     (3) If the impact of force majeure lasts more than 120 days, both parties may terminate this Agreement.

     8.   Liability for Breach


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     (1) If any party's breach of this Agreement causes this Agreement unenforceable, the non-breaching party shall be entitled to terminate this Agreement and require compensation for any losses thus incurred.

     (2) If any party's breach causes adverse social impact or economic losses on the other party, the non-breach party shall be entitled to hold the breaching party liable and demand corresponding economic compensation, or even terminate this Agreement.

     9.   Dispute Settlement

     (1) If any dispute arises relating the performance of this Agreement, the parties shall settle it through friendly consultation.

     (2) If the consultation fails to resolve the dispute, either party may file to the Beijing Arbitration Commission upon its arbitration rule. The award of the arbitration shall be final and with binding force upon both parties.

     9.   Term of This Agreement

     (1) This Agreement shall become effective as of January 1, 2006 and the expiration date is December 31, 2006.

     (2) This Agreement may be automatically terminated upon agreement by both parties during the term of this Agreement.

     (3) If the occurrence of any force majeure events makes it impossible to continue performance of this Agreement, this Agreement may be automatically terminated upon settlement of all outstanding bills by both parties.

     (4) If the occurrence of a certain event makes it impossible for one party to continue performance of this Agreement, and if such event is foreseeable, such party shall notify such event to the other party within five working days after its reasonable forecast of such event, and cooperate with the other party to complete all outstanding matters. If such party fails to notify the other party of such event and thus make the other party suffer losses, such party shall indemnify the other party correspondingly.

     10.  Miscellaneous

     (1) Attachment to this Agreement, SP Cooperation Administrative Measures, WAP Handbook, has the same legal effect with this Agreement.

     (2) Any outstanding matter shall be addressed by both parties through friendly negotiation.

     (3) This Agreement is made in duplicate and each party shall hold one copy. Each copy shall have the same legal effect.

Party A: China Mobile Telecommunications Group Corporation

Authorized Agent: (signature)


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/s/
-------------------------------------
Date:
      -------------------------------

Party B: Beijing AirInBox Information
         Technologies Co., Ltd


Authorized Agent: (signature)


/s/ Li Luyi
-------------------------------------

Date:
      -------------------------------


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